UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2019

Commission File Number: 001-38738

Eton Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1858472
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

21925 W. Field Parkway, Suite 235

Deer Park, Illinois 60010

(Address of principal executive offices)

(847) 787-7361

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

We previously entered into a Sales and Marketing Agreement (the “Sales Agreement”) dated August 11, 2017 with Eyemax LLC (“Eyemax”). Pursuant to the Sales Agreement, we acquired the exclusive rights to develop, manufacture and sell Eyemax’s preservative-free product candidate for treatment of allergic conjunctivitis (“EM-100”) in the United States. On February 18, 2019, we entered into an Amended and Restated Agreement with Eyemax amending the Sales Agreement (the “Amended Agreement”). Pursuant to the Amended Agreement, Eyemax sold us all of its right, title and interest in EM-100, including any such product that incorporates or utilizes Eyemax’s intellectual property rights. Under the Amended Agreement, we assumed certain liabilities of Eyemax under its Exclusive Development & Supply Agreement with Excelvision SAS dated as of July 11, 2013, as amended (the “Excelvision Agreement”), with respect to certain territories and arising during certain time periods. Pursuant to the Amended Agreement, we remain obligated to pay Eyemax two milestones: (i) one milestone payment for $250,000 upon regulatory approval in the territory by the U.S. Food and Drug Administration (the “FDA”) of the first single agent product and (ii) one milestone payment for $500,000 following the first commercial sale of the first single agent product in the territory. Following payment of the milestones, we are entitled to retain all of the non-royalty transaction revenues and royalties up to $2,000,000 (the “Recovery Amount”). After we have retained the full Recovery Amount, we are entitled to retain half of all royalty and non-royalty transaction revenue. The Amended Agreement also contains customary representations, warranties, covenants and indemnities by the parties. Our Chief Executive Officer, Sean Brynjelsen, has a 33% ownership interest in Eyemax.

On February 18, 2019, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Bausch Health Ireland Limited (“Bausch”). Pursuant to the Asset Purchase Agreement, we sold all of our right, title and interest in EM-100 in the United States, including any such product that incorporates or utilizes our intellectual property rights. Under the Asset Purchase Agreement, Bausch assumed all of our liabilities under the Excelvision Agreement, related to the United States and arising during certain time periods. Pursuant to the Asset Purchase Agreement, Bausch paid us an upfront payment of $500,000 and Bausch is required to pay us commercial milestone payments of up to $2,500,000. Bausch is required to pay us a royalty in the low-double digit percentage range on net sales for a period of 10 years from the date of the first commercial sale of the first single agent EM-100 product in the United States. In the event that any product with the same sole active ingredient as EM-100 is launched in the United States by any person other than Bausch (or its affiliates) during the term of Bausch’s royalty commitment, then the royalty rate will be reduced to a lower specified percentage. In the event that EM-100’s market share in the territory falls below a certain percentage of the target market during the term of Bausch’s royalty commitment, then the royalty rate will be further reduced to a lower specified percentage. The Asset Purchase Agreement also contains customary representations, warranties, covenants and indemnities by the parties.

The foregoing descriptions of the Amended Agreement and Asset Purchase Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2019	Eton Pharmaceuticals, Inc.

	By:	/s/ W. Wilson Troutman
	Name:	W. Wilson Troutman
	Title:	Chief Financial Officer and Secretary